Exhibit 99.1

October 30, 2019
Endologix Response Regarding FDA Safety Communication:
AFX Endovascular AAA System

Dear Health Care Provider:

Thank you for the opportunity to address the October 28th, 2019 Safety Communication issued by FDA regarding the AFX System. However, I first want to definitively characterize that the FDA communication:

1.	Is not a recall or correction to the product or product labeling,

2.	Provides recommendations regarding AFX patient follow-up that is consistent with previous Endologix communications and all AAA devices, and

3.	Recognizes the limitations of the Rothenberg et al. abstract.

We at Endologix are committed to being transparent with the data that we use to assess the performance of our products. We have recently published our Annual Clinical Update 2016-2019 for the AFX system which contains a detailed and comprehensive presentation of clinical trial data, complaint data and the LEOPARD Trial, which remains the only Level 1 randomized controlled trial in EVAR. The LEOPARD Trial reports no Type IIIb endoleaks in 111 patients implanted with the AFX2 System, and there is no clinically meaningful difference in the primary end point of aneurysm-related complications between the AFX group and the comparator grafts from Medtronic, Cook and Gore.

As a result of our analysis of multiple data sets, including independent sources and data with active comparators, we remain confident that the AFX2 device is a safe, effective and highly competitive product when used as indicated. We will continue to work to understand and place into appropriate context results of data that become publicly available. However, we would stress that a holistic concept of safety and efficacy, which considers the strength of evidence, the sample size, data quality and an active comparator, is more appropriate when assessing endograft performance, rather than focusing on a single clinical performance outcome.

FDA Safety Communication

On October 28, 2019, the FDA issued a communication and press release with the objective of informing patients and health care providers of the new information (Rothenberg et al., described below) and how it relates to previous FDA communications with respect to Type III endoleaks and the AFX Systems. As noted, this communication was largely driven by data obtained from an integrated health system, abstracted in the Journal of the American College of Surgeons (Rothenberg et al.). The FDA communication reported that the data suggests that there may be a higher than expected risk of Type III endoleaks occurring with the use of AFX with Duraply and AFX2 endovascular grafts. In addition, the FDA communication suggests that patients with the AFX System continue with the recommended surveillance regimen.

Importantly, the FDA noted limitations with study design, including the small number of patients implanted with AFX2 (32 patients), the results not being stratified by Type IIIa and Type IIIb endoleaks, and the lack of a comparison of these results to the outcomes from other endovascular graft systems. As presented at American College of Surgeons Clinical Congress 2019 on October 28th, the small number of patients with AFX2 at 2 years (13 patients) prevents any clinically meaningful interpretation of these findings.

With respect to the referenced Rothenberg et al. abstract, the objective of this study was to provide crude mid-term postoperative outcomes with Endologix AFX Strata, AFX Duraply and AFX2 devices. Throughout the study, the type of endoleak (IIIa vs. IIIb) was absent from the data, as was the proportion of patients treated within the indications for use or any detailed patient anatomy or demographics.

Our Perspective

We have spent some time analyzing the data from Rothenberg et al. and making direct comparison to our own data in an attempt to understand the findings. Our view is that 13 patients with 2-year follow-up implanted with AFX2 does not constitute an adequate sample size to draw clinically meaningful conclusions. Endologix has a robust approach to monitoring the performance of our products through the use of multiple data sets that are benchmarked, compared against other commercially available endografts, and analyzed for concordance. These data include the LEOPARD trial (the only randomized controlled trial of EVAR providing Level 1 evidence on AFX Duraply and AFX2 Systems), real-world data from a vascular registry, our benchmarked complaint data, and meta-analyses of current literature.

All the data sets we use are concordant and report, through the prospective analysis of nearly 65,000 patients with the AFX system, that our AFX Duraply and AFX2 Systems currently achieve patient outcomes equivalent to other contemporary commercialized endografts, when assessed on an encompassing spectrum of clinical complications. These data also support our conclusion that changes to the ePTFE manufacturing process from AFX Strata to AFX Duraply, along with the AFX IFU updates, are associated with a reduction in the occurrence of Type III endoleaks for the AFX System.

In closing, please be assured that we at Endologix will continue to monitor the clinical experience with the AFX System, including our request for more details of the data recently reported in the Rothenberg et al. abstract. Endologix appreciates your review of this notification and requests that you share it within your organization and colleagues. If you have any questions regarding this notification, please contact your Endologix representative or Endologix Customer service for the U.S. at 800.983.2284 (5:00 A.M. - 6:00P.M. Pacific Time).

Sincerely,
John Onopchenko
Chief Executive Officer
jonopchenko@endologix.com